Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Industries Inc. reports third quarter results

Sioux City, Iowa (October 27, 2005)—Terra Industries Inc. (NYSE: TRA) announced today income available to common shareholders for the quarter ended Sept. 30, 2005, of $9.8 million, or $.10 per share, on revenues of $486 million, compared to net income of $6.5 million, or $.08 per share, on revenues of $377 million for the 2004 third quarter.

Operating income for the 2005 third quarter was $32.0 million compared to $25.3 million in the 2004 third quarter. The 2005 third quarter includes an $8.1 million charge on natural gas derivatives that did not qualify for hedge accounting treatment and a $3.3 million charge pursuant to the Beaumont facility’s methanol production contract due to the spike in September natural gas costs. Subsequent to Sept. 30, 2005, Terra purchased call options to cap the loss on natural gas derivatives that did not qualify for hedge accounting.

The year-over-year third quarter operating income improvement was due to higher nitrogen products selling prices and the contributions from acquired Mississippi Chemical operations, partially offset by higher North American and U.K. natural gas costs and other effects of hurricanes Katrina and Rita.

For the 2005 first nine months, Terra posted income available to common shareholders of $33.4 million, or $.36 per share, on revenues of $1.4 billion, compared to net income of $42.5 million, or $.56 per share, on revenues of $1.2 billion in the same 2004 period.

The 2005 first nine months net income was reduced by a net of $15.6 million, or $.15 per share, for a $27.2 million loss on early retirement of debt and an $8.9 million gain on revaluation of warrants. The 2004 first nine months net income included $12.2 million, or $.16 per share, from the $17.9 million recovery of product claim costs.

Analysis of third quarter results

The $109 million increase in revenues from the 2004 to 2005 third quarter was due mainly to product sales by acquired Mississippi Chemical operations and higher selling prices, offset by lower sales volumes related to Terra’s 2004 mothballing of its Beaumont, Texas facility. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 10, 20, 21 and 18 percent higher, respectively, in the 2005 third quarter than in the 2004 third quarter.

SUMMARY

Q3/05 vs. Q3/04 results:

•	Revenues up $109 million.

•	Selling prices for nitrogen solutions up 20 percent.

•	Cost of sales up 32 percent.

•	North American natural gas unit cost up 36 percent; U.K. unit cost up 28 percent.

•	Income from operations up $6.7 million after $8.1 million charge to mark-to-market call options and $3.3 million Beaumont methanol charge.

Fourth quarter expectations:

•	Financial results will depend primarily on natural gas market prices.

•	Uncertain how higher fertilizer and other crop input costs will affect product demand.

•	Terra will manage production to limit inventories not covered by sales orders.

Methanol earnings were reduced $3.3 million under the Beaumont production contract due to the unprecedented increase in September 2005 natural gas costs. This charge represents the maximum amount that will be incurred by Terra under the production contract during 2005 and future periods.

Cost of sales for the 2005 third quarter was $109 million, or 32 percent, higher than in 2004, primarily because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts decreased its 2005 third quarter natural gas costs by $14.0 million. Equity earnings of $3.3 million for the quarter were primarily from Terra’s 50 percent interest in Point Lisas Nitrogen Limited (PLNL) Trinidad ammonia plant. Most of PLNL’s September production remained in inventory because of hurricanes Katrina and Rita. This temporary buildup reduced Terra’s third quarter equity earnings by about $2 million.

Selling, general and administrative expense for the 2005 third quarter was $3.3 million lower than for the 2004 third quarter. The decrease was due to additional 2004 third quarter costs for incentive pay and Sarbanes-Oxley compliance efforts.

Analysis of first nine months results

The $271 million increase in revenues from the 2004 to 2005 first nine months was generally caused by the same factors as the year-over-year third quarter increase in revenues. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 9, 22, 13 and 32 percent higher, respectively, in the 2005 first nine months than in the 2004 period.

Cost of sales for the 2005 first nine months was $237 million, or 23 percent, higher than in 2004 because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts decreased its 2005 first nine months natural gas costs by $6.1 million.

Equity earnings of $12.7 million for the 2005 first nine months were primarily from Terra’s 50 percent interest in PLNL. Selling, general and administrative expense for the 2005 first nine months was $6.6 million higher than for the 2004 period. In addition to general expense increases, transition expenses related to the Mississippi Chemical acquisition caused the increase.

The $27.2 million 2005 loss on early retirement of debt related to prepayments of the $125 million term loan assumed with the Mississippi Chemical acquisition. The $8.9 million gain on revaluation of warrants represents the decline in the estimated fair value of outstanding warrants.

Forward natural gas and product sales positions

Terra’s forward purchase contracts and related basis swaps at Sept. 30, 2005, fixed prices for about 11 percent of its next 12 months’ natural gas needs at about $49.9 million below the published forward market prices at that date. As reported on Oct. 7, 2005, Terra had collared most of its forward natural gas positions (that is, purchased put options to protect against declines in natural gas costs and, to offset the cost of the put option, sold call options). The Sept. 30, 2005, mark-to-market loss on these positions was about $34.6 million. If natural gas futures prices increase, additional losses on the call options will approximate the additional gains on the forward purchase contracts.

As also reported on Oct. 7, 2005, Terra had fixed price sales orders at Sept. 30, 2005, for about 14 percent of its annual nitrogen product manufacturing capacity. Terra expects to fulfill these sales orders through product shipments during the next six to eight months. Operating income or loss realized on these sales will depend on natural gas and production costs over the next six to eight months, as well as many other factors. Based on Sept. 30, 2005, natural gas futures prices, the projected production cost including depreciation and amortization, of these sales orders exceed the anticipated revenues by about $38 million. The projected production cost of these sales orders changes by about $19 million for each $1 per million British thermal unit that Terra’s actual unit natural gas cost differs from Sept. 30, 2005, natural gas futures prices. Projected production costs exclude the net $15.3 million effect of cost reductions from Sept. 30, 2005, forward positions which may or may not be realized depending on actual natural gas costs during the projected production period. Since Sept. 30, 2005, management has taken, and continues to take, steps to mitigate and cap the potential losses on these transactions.

CEO’s remarks

“We are pleased to report higher year-over-year third quarter earnings in spite of the effects hurricanes Katrina and Rita had on our third quarter operations and our natural gas hedging,” said Michael L. Bennett, Terra’s President and CEO. “We are thankful that no Terra employees in areas where the hurricanes hit were injured and that none of our facilities was materially damaged.

“We have refined our natural gas hedging and forward product selling practices because of unprecedented natural gas price volatility,” Bennett continued. “Since it is difficult to predict at this time how farmers may change their 2006 crop plans in light of the high cost of fertilizer and other inputs, we will continue to adjust our production plans to limit carrying inventories that are not covered by sales orders.

“We expect Terra’s U.K. operations, equity interest in our Trinidad joint venture and expanding industrial business to offset some of the risk in North American fertilizer and energy markets.”

Conference call details

Terra management will conduct a conference call to discuss these second quarter results on Oct. 27, 2005, beginning at 3:00 EDT. A live webcast of the conference call will be available from Terra’s web site at www.terraindustries.com, and will be archived for playback for three months.

About Terra

Terra Industries Inc., with 2004 pro forma revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.

(Tables follow.)

Terra Industries Inc.

Summarized Results of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per-unit amounts)	2005	2004	2005	2004
Revenues
Nitrogen products	$479,216	$326,024	$1,398,054	$1,006,099
Methanol	5,964	50,123	25,917	146,773
Other, net of intercompany eliminations	514	520	1,728	1,592

	$485,694	$376,667	$1,425,699	$1,154,464

Costs and expenses
Cost of sales	446,908	337,919	1,269,238	1,032,144
Equity earnings	(3,330)	—	(12,737)	—
Selling, general and administrative	10,139	13,460	36,638	30,064
Recovery of product claim costs	—	—	—	(17,903)

Income from operations	31,997	25,288	132,560	110,159

Interest income	2,970	774	6,391	1,763
Interest expense	(11,829)	(13,446)	(41,812)	(40,387)
Loss on early retirement of debt	—	—	(27,193)	—
Gain on revaluation of warrants	—	—	8,860	—

Income before income taxes and minority interest	23,118	12,616	78,806	71,535

Income tax provision	(7,704)	(4,512)	(25,864)	(20,837)
Minority interest	(4,328)	(1,651)	(15,723)	(8,150)

Net income	11,086	6,453	37,219	42,548
Preferred stock dividends	(1,275)	—	(3,859)	—

Income available to common shareholders	$9,811	$6,453	$33,360	$42,548

Income per common share
Basic	$0.10	$0.08	$0.36	$0.56

Diluted	$0.10	$0.08	$0.35	$0.55

Basic and diluted weighted average shares outstanding:
Basic	94,249	76,164	92,025	75,878
Diluted	96,052	78,210	106,879	77,839

Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.

Summarized Financial Position

(in thousands)

(unaudited)

	September 30,
	2005	2004
Assets
Cash and short-term investments	$166,704	$144,592
Restricted cash	8,861	—
Accounts receivable	176,487	127,882
Inventories	144,963	90,823
Other current assets	84,792	54,294

Total current assets	581,807	417,591
Property, plant and equipment, net	768,179	665,900
Equity investments	190,805	2,375
Deferred plant turnaround costs	22,272	25,102
Other assets	22,040	29,210

Total assets	$1,585,103	$1,140,178

Liabilities and Stockholders’ Equity
Debt due within one year	$77	$161
Customer prepayments	34,081	21,922
Other current liabilities	228,281	160,623

Total current liabilities	262,439	182,706

Long-term debt and capital lease obligations	331,304	402,081
Deferred income taxes	95,655	40,102
Other liabilities	153,460	107,311
Minority interest	95,698	91,446

Total liabilities and minority interest	938,556	823,646

Series A preferred shares	115,800	—

Stockholders’ equity	530,747	316,532

Total liabilities and stockholders’ equity	$1,585,103	$1,140,178

Terra Industries Inc.

Summarized Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Income from operations	$11,086	$6,453	$37,219	$42,548
Non-cash charges and credits:
Depreciation and amortization	23,438	25,278	83,569	75,762
Deferred income taxes	6,720	7,387	29,553	23,913
Equity in net income of affiliates	(3,330)	—	(12,737)	—
Loss on early retirement of debt	—	—	22,543	—
Other	4,685	1,651	9,685	8,150
Recovery of product claim costs	—	—	—	(12,874)
Change in assets and liabilities	39,947	14,814	(96,518)	(51,800)

Net cash flows from operating activities	82,546	55,583	73,314	85,699
Purchase of property, plant and equipment	(7,193)	(4,711)	(17,406)	(8,136)
Plant turnaround costs	(2,302)	(14,170)	(9,677)	(14,989)
Return of investment of unconsolidated affiliates	9,500	—	33,125	—
Debt borrowings (repayments)	(40)	(38)	(125,124)	(117)
Distributions to minority interests	(6,688)	(3,460)	(12,223)	(5,766)
Stock issuance	46	—	160	—
Other	(1,616)	444	(9,263)	567

Increase (Decrease) in cash and short-term investments	74,253	33,648	(67,094)	57,258
Cash and short-term investments at beginning of period	92,451	110,944	233,798	87,334

Cash and short-term investments at end of period	$166,704	$144,592	$166,704	$144,592

Terra Industries Inc.

Summarized Information

(in thousands)

Volumes and Prices

	Three Months Ended September 30,
	2005		2004
	Sales Volumes	Average Unit Price[1]	Sales Volumes	Average Unit Price[1]
Ammonia (tons)	428	$293	324	$266
Nitrogen solutions (tons)	1,120	154	897	128
Urea (tons)	38	257	38	218
Ammonium nitrate (tons)	461	204	342	168
Methanol (gallons)	9,781	0.82	68,082	0.72

Natural gas costs[2]
North America	$7.66		$5.64
United Kingdom	$5.65		$4.41

	Nine Months Ended September 30,
	2005		2004
	Sales Volumes	Average Unit Price[1]	Sales Volumes	Average Unit Price[1]
Ammonia (tons)	1,446	$286	1,077	$262
Nitrogen solutions (tons)	3,305	150	2,868	123
Urea (tons)	124	252	327	191
Ammonium nitrate (tons)	1,199	198	766	176
Methanol (gallons)	26,817	0.84	206,754	0.69

Natural gas costs[2]
North America	$6.92		$5.57
United Kingdom	$5.92		$4.33

[1]	After deducting outbound freight costs
[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.